Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bakhu Holdings, Corp.

(Exact Name of Registrant as Specified in its Charter)

Selling Stockholders

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(1) (4)
Fees to Be Paid	Equity	Common Stock $0.001 Par Value	457(a) and/or (o)	35,705,395	$2.00	$71,410,790	0.0011020	$$7,869.47

	Total Offering Amounts					$71,410,790		$7,869.47
	Total Fees Previously Paid							-
	Total Fee Offsets							-
			Net Fee Due					$7,869.47

(1)This registration statement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on the OTC Markets Pink Sheets as of November 23, 2022.

(3)Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act of 1933

(4)Based on the calculation of multiplying the aggregate offering amount by $0.00011020